Exhibit 99.1

BOWFLEX MAKER NAUTILUS, INC. REPORTS FOURTH QUARTER AND
FULL FISCAL YEAR 2022 RESULTS; PROVIDES FULL FISCAL YEAR 2023 GUIDANCE

Fiscal Year 2022 Net Sales were $590M up 85% versus Fiscal Year 2020

Net Sales of $120M for Q4 Fiscal 2022 up 28% vs Q4 Fiscal 2020 or 41% Excluding Octane

JRNY® Total Members Now Over 325k, more than 7x versus Fiscal Year 2020

Company Expects to exceed 500k JRNY® Total Members at Fiscal Year End 2023 and
Achieve Positive Adjusted EBITDA for Second Half Fiscal Year 2023

VANCOUVER, WASHINGTON, May 23, 2022 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2022 fourth quarter and for the twelve-months ended March 31, 2022.

Management Comments

“We continue to successfully execute on our multi-year plan of transforming Nautilus into a leading digitally enabled at-home fitness company. Fiscal year and fourth quarter performance was strong. Our strategic decision to pull forward key technology and marketing investments is paying off, as we have increased JRNY® members to over 325,000 at year-end, exceeding our initial expectations by 30%. Our diversified omnichannel strength and cardio offerings enabled us to meet fourth quarter demand, with revenue up 41% compared to the same period in 2020,” said Jim Barr, Nautilus, Inc. Chief Executive Officer.

“Year one of our North Star strategy is complete and our transformation is well on track. The foundation has been set, including harnessing a culture of innovation, establishing key third-party partnerships, and evolving our manufacturing and distribution capabilities to meet consumer demand. These advancements will allow us to successfully navigate the current operating environment. We are committed to balancing continued growth investments with an efficient cost structure to drive both our transformation and put us on a path to deliver positive adjusted EBITDA1 during the second-half of fiscal 2023.”

Company Results

Fiscal 2022 Fourth Quarter Ended March 31, 2022 Compared to Three-Months Ended March 31, 2021

•Net sales were $119.7 million, compared to $206.1 million, a decline of 41.9% versus last year. As a reminder, the comparable quarter last year was the highest quarterly sales in the company’s history. Net sales are up 41%, or a 19% CAGR, when compared to the same period ended in 2020, excluding Octane. Lower demand of our cardio products was partially offset by strong sales of SelectTech® weights and benches compared to the same period in 2021.

•Gross profit was $21.0 million, compared to $79.1 million last year. Gross profit margins were 17.5% compared to 38.4% last year. The 20.9 ppt decrease in gross margins was primarily due to: increased product costs, logistics and discounting (-16 ppts) and increased investments in JRNY® (-5 ppts).

•Operating expenses were $42.9 million, an increase of $3.5 million, or 8.9%, compared to last year, primarily due to a $5.1 million increase in JRNY® investments and $2.5 million more in advertising. Total advertising expenses were $14.0 million versus $11.5 million last year.

•Operating loss was $21.9 million or a negative 18.3% operating margin, compared to operating income of $39.7 million last year, primarily due to lower gross profit and higher operating expenses.

•Loss from continuing operations was $18.2 million, or $(0.58) per diluted share, compared to income from continuing operations of $30.6 million, or $0.94 per diluted share, last year.

•Net loss was $18.2 million, or $(0.58) per diluted share, compared to net income of $30.4 million, or $0.93 per diluted share, last year.

•The effective tax rate was 20.5% this year compared to 19.9% last year, primarily due to the impact of the higher non-deductible GAAP book expenses related to the VAY AG acquisition.

•The following statements exclude the impact of VAY AG acquisition and other related costs1 for the three-months ended March 31, 2022.

◦Adjusted operating expenses were $42.1 million, or 35.2% of sales, compared to $39.4 million, or 19.1% of sales, last year. The increase was driven by JRNY® investments and advertising.

◦Adjusted operating loss was $21.1 million compared to last year’s income of $39.7 million, driven by lower gross profit and higher adjusted operating expenses.

◦Adjusted EBITDA loss from continuing operations was $16.9 million compared to earnings of $42.9 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

Twelve-Months Ended March 31, 2022 Compared to Twelve-Months Ended March 31, 2021

•Net sales were $589.5 million, down 11.3% compared to $664.9 million last year. Excluding sales related to the Octane brand, net sales were down 9% compared to last year and up 112%, or a 46% CAGR, when compared to twelve-months ended March 31, 2020. The sales decrease compared to the same period in 2021 was driven primarily by lower cardio sales offset by robust sales of our popular SelectTech® weights and benches.

•Gross profit was $148.5 million compared to $272.3 million last year. Gross profit margins were 25.2% compared to 41.0% last year. The 15.8 ppts decrease in gross margins was primarily due to: increased product costs, logistics and discounting (-14 ppts) and increased investments in JRNY® (-2 ppts).

•Operating expenses were $173.8 million, an increase of $19.6 million, or 12.7%, compared to $154.2 million last year, primarily due to $25.9 million more in advertising, increased JRNY® investments of $14.6 million, a legal settlement of $4.7 million and acquisition expenses of $2.4 million, partially offset by last year’s $20.7 million Octane loss on disposal group2. Total advertising expenses were $58.3 million compared to $32.4 million last year.

•Operating loss was $25.3 million compared to income of $118.1 million last year. The decrease was primarily due to lower gross profit and higher operating expenses, partially offset by the Octane loss on disposal group2.

•Net loss was $22.4 million compared to income of $88.1 million last year.

•The following statements exclude the impact of the legal settlement, acquisition and other related costs for the twelve-months ended March 31, 2022 and loss on disposal group2 for the same period in 2021.

◦Adjusted operating expenses were $166.7 million, or 28.3% of sales, compared to $133.6 million, or 20.1% of sales, last year. The increase was driven by $25.9 million more of advertising and JRNY® investments.

◦Adjusted operating loss was $18.2 million compared to last year’s operating income of $138.7 million, driven by lower gross margins and higher operating expenses.

◦Adjusted EBITDA loss from continuing operations was $3.3 million compared to earnings of $151.7 million last year.

2 See “Reconciliation of Non-GAAP Financial Measures” and “Loss on Disposal Group” for more information

JRNY® Update

•Nautilus, Inc. continues to enhance the JRNY® platform, creating differentiated connected-fitness experiences for its Members3, which numbered 325k at March 31, 2022. Of these members, 111k were Subscribers4.

•JRNY® Members now have access to over 1,400 on-demand instructor led videos as well as being able to enjoy over 220 locations with the immersive Explore the World feature.

•The benefits of the JRNY® platform are now even more prominently featured on the Bowflex.com and Schwinnfitness.com websites to help customers understand the full value of purchasing the company’s connected-fitness cardio and strength products.

•The Company has made great strides over the last two years to expand the installed base of “connectable to JRNY®” products. In FY2020, the Company sold only one connectable to JRNY® product, the Max Total. Since then, the Company has launched new bikes, treadmills, and Max Trainers that are connectable to JRNY® via an embedded screen or via the user’s own device. With the launch of the Bowflex® SelectTech® Workouts on the JRNY® Platform in November 2021, the Company can now include the best-selling SelectTech® 552 and 1090 dumbbells to the connectable to JRNY® installed base, which has grown to over 2.7 million units at the end FY2022 from about 0.1 million units at the end of FY2020.

•In FY 2022, approximately 80% of total units sold were connectable to JRNY®, compared to only 22% in FY 2020.

3 The Company defines JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users and users who consume free content.

4 The Company defines JRNY® Subscriptions as a person or household, who paid for a Subscription (via a successful credit card billing or with prepaid subscription credits or waivers), or are in a trial, or has requested a "pause" to their subscription for up to 3 months.

Segment Results

Fiscal 2022 Fourth Quarter Ended March 31, 2022 Compared to March 31, 2021

Direct Segment

•Direct segment sales were $59.8 million, compared to $101.5 million, a decline of 41.1% versus last year, and up 27%, or a 13% CAGR, compared to the same period in 2020. The net sales year-over-year decrease was primarily driven by lower cardio sales.

•Cardio sales declined 44.2% versus last year and were up 9%, or a 4% CAGR, compared to the same period in 2020. Lower sales were primarily driven by lower bike demand. Strength product sales declined 34.3% versus last year and increased 83%, or a 35% CAGR, compared to the same period in 2020. Lower sales this quarter were primarily driven by lower sales of Bowflex® Home Gyms partially offset by increased sales of SelectTech® weights and benches.

•The Direct segment ended the quarter with $0.8 million of backlog as of March 31, 2022, as product demand declined. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 19.3% versus 50.3% last year. The 31.0 ppt decrease in gross margin was primarily driven by increased product costs, logistics and discounting (-24 ppts) and increased investments in JRNY® (-7 ppts). Gross profit was $11.5 million, down 77.4% versus last year.

•Segment contribution loss was $11.7 million, or (19.5)% of sales, compared to segment contribution income of $27.8 million, or 27.4% of sales last year. The decline was primarily driven by lower gross profit and increased investments in media and JRNY®. Advertising expenses were $11.3 million compared to $10.1 million last year.

Retail Segment

•Retail segment sales were $58.7 million, down by 43.2% versus last year. Excluding sales related to Octane, net sales were up 60%, or a 27% CAGR, compared to the same period in 2020. Retail segment sales outside the United States and Canada were down 76% versus last year. Excluding sales related to Octane, net sales outside the United States and Canada were up 4%, or a 2% CAGR, compared to the same period in 2020. The year-over-year decrease in net sales is primarily driven by lower cardio sales partially offset by strong sales of SelectTech® weights and benches.

•Cardio sales declined by 67.5% versus last year. Excluding sales of the Octane brand, cardio sales were down 15%, or a negative 8% CAGR, compared to the same period in 2020. Lower sales this quarter were primarily driven by lower bike sales. Strength product sales grew by 9.8% versus last year, and were up 277%, or a 94% CAGR, compared to the same period in 2020, led by the popular SelectTech® weights and benches.

•As of March 31, 2022, the Retail segment's backlog totaled $32.1 million compared to $178.6 million as of March 31, 2021, as retailers are now ordering closer to need compared to last year. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margins were 14.0% compared to 26.0% last year. The 12.0 ppt decrease in gross margin was primarily driven by increased product costs, logistics and discounting. Gross profit was $8.2 million, a decrease of 69.4% versus last year.

•Segment contribution income was $0.7 million, or 1.2% of sales, compared to $20.3 million, or 19.7% of sales, last year. The decline was primarily driven by lower gross profit.

Comparison of Segment Results for the Twelve-Month Period Ended March 31, 2022 to the Twelve-Month Period Ended March 31, 2021

Direct Segment

•Net sales, for the twelve-month period ended March 31, 2022, were $221.7 million, down 24.9% versus last year and up 85%, or a 36% CAGR, compared to the same period in 2020. Year-over-year decrease in net sales were driven primarily by cardio products, which declined by 39.6% versus last year due to lower sales of bikes. Strength product sales grew 13.0% versus last year, driven by SelectTech® weights and benches.

•Gross profit margin, for the twelve-month period ended March 31, 2022, was 30.7%, down from 53.4% last year. The 22.7 ppt decrease in gross profit margin was primarily driven by: increased product costs, logistics and discounting (-19 ppts) and increased investments in JRNY® (-4 ppts). Gross profit was $68.1 million, a decrease of 56.8% versus last year.

Retail Segment

•Net sales, for the twelve-month period ended March 31, 2022, were $364.1 million, down 0.5% versus last year. Excluding sales related to Octane, net sales were up 5.0% versus last year, and up 136%, or a 54% CAGR compared to the same period in 2020. Retail segment sales outside the United States and Canada were down 13% versus last year. Excluding sales related to Octane, net sales outside the United States and Canada were down 9% versus last year and up 179%, or an 67% CAGR, compared to the same period in 2020.

•Cardio sales were down 22.6% versus last year, driven primarily by lower bike sales. Strength sales were up 61.9% versus last year, driven primarily by SelectTech® weights, and up 219%, or a 79% CAGR, compared to the same period in 2020.

•Gross profit margin, for the twelve-month period ended March 31, 2022, was 21.0%, down from 30.3% last year. The 9.3 ppt decrease in gross profit margin was primarily driven by increased product costs, logistics and discounting. Gross profit was $76.6 million, a decrease of 31.0% versus last year.

Balance Sheet and Other Key Highlights as of March 31, 2022:

•Cash and Liquidity:

◦Total liquidity, defined as cash, investments, and available borrowing under the Company’s line of credit, was $80.0 million, compared to $167.6 million as of March 31, 2021.

◦Cash, cash equivalents, and restricted cash were $14.2 million, compared to cash, cash equivalents, restricted cash and available-for-sale securities of $113.2 million as of March 31, 2021. The decrease was primarily due to the strategic decision to increase on-hand inventory for the fitness season and the acquisition of VAY AG.

◦Debt and other borrowings were $29.4 million compared to $13.3 million as of March 31, 2021.

◦$65.8 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $54.4 million as of March 31, 2021.

•Inventory was $111.2 million, down from $128.1 million as of December 31, 2021, but up compared to $68.1 million as of March 31, 2021. The increase in inventory versus March 31, 2021, is driven by the strategic decision to increase on-hand inventory levels given disruption in global logistics. About 14% of inventory as of March 31, 2022, was in-transit.

•Trade receivables were $61.5 million, compared to $88.7 million as of March 31, 2021. The decrease in trade receivables was due to the timing of customer payments.

•Trade payables were $53.2 million, compared to $98.9 million as of March 31, 2021. The decrease in trade payables was primarily due to the timing of payments for inventory.

•Capital expenditures totaled $12.5 million for the twelve-month period ended March 31, 2022.

Forward Looking Guidance

•For Fiscal 2023, Nautilus expects to return to a more typical pre-pandemic seasonality with the 2nd half of the year contributing more of the full year’s revenue. As a result, the Company expects the first fiscal quarter ending in June to represent the low point for the year, followed by the second fiscal quarter ending in September being the second lowest. The third quarter ending in December is expected to be the strongest with the fourth quarter expected to be slightly lower than the third quarter.

•Additionally, to gauge growth and progress against more “normalized” results, the Company will be measuring Fiscal Year 2023 sales growth versus the same pre-pandemic period in Fiscal Year 2020.

Fiscal Q1 2023

•The Company expects Q1 FY2023 sales to be between $45 million and $55 million. At the mid-point, compared to the same period in Fiscal Year 2020, this guidance represents a decline of 13% or 4% growth excluding Octane. Q1 revenue guidance reflects weaker retail demand as our partners work through their elevated inventory levels.

•The Company expects Q1 FY2023 Adjusted EBITDA loss of between $(22) million and $(27) million.

Second Half and Full Year 2023

•The Company expects Full Year Revenue of between $380 million and $460 million. At the mid-point, compared to the same period in Fiscal Year 2020, this guidance represents 32% growth or 10% CAGR or 52% growth or 16% CAGR excluding Octane.

•Given the impact of elevated inventory levels at the Company’s retail partners, the Company expects the 2nd half of the year to represent between 65% and 70% of full year sales, slightly higher than pre-pandemic 2nd half seasonality of approximately 60%.

•Gross margins for the second half of the year are expected to be in the range of 27% to 30%. Improvements versus last year are driven by lower in-bound freight and demurrage fees, and the reduction in logistics facilities footprint. The Company is closing one of its distribution centers when the lease expires in the fall of 2022 and will not be renewing the leases of some storage locations.

•Given higher anticipated sales levels in the 2nd half of the year, improved gross margins, and plans to flex sales and marketing expenses in-line with sales, the Company expects to deliver positive adjusted EBITDA for the 2nd half of Fiscal 2023.

•As a result, the Company expects Full Year Adjusted EBITDA loss of between $(25) million and $(35) million.

•The Company expects JRNY® members to exceed 500,000 at March 31, 2023.

Conference Call

Nautilus will discuss our fiscal 2022 fourth quarter ended March 31, 2022 operating results during a live conference call and webcast on Monday, May 23, 2022 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, May 23, 2022 through 8:59 p.m. PT, June 6, 2022. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13728250.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve-month periods ended March 31, 2022 and 2021 (unaudited and in thousands, except per share amounts):

	Three-Months Ended March 31,		Twelve-Months Ended March 31,
	2022	2021	2022	2021
Net sales	$119,724	$206,075	$589,534	$664,913
Cost of sales	98,741	126,984	441,077	392,617
Gross profit	20,983	79,091	148,457	272,296
Operating expenses:
Selling and marketing	23,570	23,480	99,204	77,131
General and administrative	12,428	12,060	51,783	40,580
Research and development	6,904	3,843	22,786	15,840
Loss on disposal group	—	—	—	20,668
Total operating expenses	42,902	39,383	173,773	154,219

Operating (loss) income	(21,919)	39,708	(25,316)	118,077
Other expense, net	(984)	(1,532)	(2,914)	(6,022)
(Loss) income from continuing operations before income taxes	(22,903)	38,176	(28,230)	112,055
Income tax (benefit) expense	(4,705)	7,595	(6,026)	23,239
(Loss) income from continuing operations	(18,198)	30,581	(22,204)	88,816
Loss from discontinued operations, net of income taxes	(16)	(177)	(227)	(748)
Net (loss) income	$(18,214)	$30,404	$(22,431)	$88,068

Basic (loss) income per share from continuing operations	$(0.58)	$1.01	$(0.72)	$2.94
Basic loss per share from discontinued operations	—	(0.01)	—	(0.02)
Basic net (loss) income per share	$(0.58)	$1.00	$(0.72)	$2.92

Diluted (loss) income per share from continuing operations	$(0.58)	$0.94	$(0.72)	$2.81
Diluted loss per share from discontinued operations	—	(0.01)	—	(0.03)
Diluted net (loss) income per share	$(0.58)	$0.93	$(0.72)	$2.78

Shares used in per share calculations:
Basic	31,256	30,416	31,029	30,161
Diluted	31,256	32,642	31,029	31,660

Select Metrics:
Gross margin	17.5%	38.4%	25.2%	41.0%
Selling and marketing % of net sales	19.7%	11.4%	16.8%	11.6%
General and administrative % of net sales	10.4%	5.9%	8.8%	6.1%
Research and development % of net sales	5.8%	1.9%	3.9%	2.4%
Operating (loss) income % of net sales	(18.3)%	19.3%	(4.3)%	17.8%

SEGMENT INFORMATION

The following tables present certain comparative information by segment and major product lines within each business segment for the three and twelve-months ended March 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended March 31,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$39,156	$70,148	$(30,992)	(44.2)%
Strength products(2)	20,616	31,389	(10,773)	(34.3)%
Direct	59,772	101,537	(41,765)	(41.1)%

Retail net sales:
Cardio products(1)	23,020	70,907	(47,887)	(67.5)%
Strength products(2)	35,711	32,528	3,183	9.8%
Retail	58,731	103,435	(44,704)	(43.2)%

Royalty	1,221	1,103	118	10.7%
Consolidated net sales	$119,724	$206,075	$(86,351)	(41.9)%

Gross profit:
Direct	$11,519	$51,046	$(39,527)	(77.4)%
Retail	8,243	26,942	(18,699)	(69.4)%
Royalty	1,221	1,103	118	10.7%
Consolidated gross profit	$20,983	$79,091	$(58,108)	(73.5)%

Gross margin:
Direct	19.3%	50.3%	(3,100)	basis points
Retail	14.0%	26.0%	(1,200)	basis points

Contribution:
Direct	$(11,655)	$27,846	$(39,501)	(141.9)%
Retail	730	20,348	(19,618)	(96.4)%
Royalty	1,221	1,103	118	10.7%
Consolidated contribution	$(9,704)	$49,297	$(59,001)	(119.7)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(9,704)	$49,297	$(59,001)	(119.7)%
Amounts not directly related to segments:
Operating expenses	(12,215)	(9,589)	(2,626)	(27.4)%
Other expense, net	(984)	(1,532)	548	35.8%
Income tax benefit (expense)	4,705	(7,595)	12,300	161.9%
(Loss) income from continuing operations	$(18,198)	$30,581	$(48,779)	(159.5)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Twelve-Months Ended March 31,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$128,550	$212,887	$(84,337)	(39.6)%
Strength products(2)	93,176	82,435	10,741	13.0%
Direct	221,726	295,322	(73,596)	(24.9)%

Retail net sales:
Cardio products(1)	208,991	270,097	(61,106)	(22.6)%
Strength products(2)	155,078	95,761	59,317	61.9%
Retail	364,069	365,858	(1,789)	(0.5)%

Royalty	3,739	3,733	6	0.2%
Consolidated net sales	$589,534	$664,913	$(75,379)	(11.3)%

Gross profit:
Direct	$68,117	$157,562	$(89,445)	(56.8)%
Retail	76,601	111,001	(34,400)	(31.0)%
Royalty	3,739	3,733	6	0.2%
Consolidated gross profit	$148,457	$272,296	$(123,839)	(45.5)%

Gross margin:
Direct	30.7%	53.4%	(2,270)	basis points
Retail	21.0%	30.3%	(930)	basis points

Contribution:
Direct	$(15,711)	$86,013	$(101,724)	(118.3)%
Retail	44,831	80,741	(35,910)	(44.5)%
Royalty	3,739	3,733	6	0.2%
Consolidated contribution	$32,859	$170,487	$(137,628)	(80.7)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$32,859	$170,487	$(137,628)	(80.7)%
Amounts not directly related to segments:
Operating expenses	(58,175)	(52,410)	(5,765)	(11.0)%
Other expense, net	(2,914)	(6,022)	3,108	51.6%
Income tax benefit (expense)	6,026	(23,239)	29,265	125.9%
(Loss) income from continuing operations	$(22,204)	$88,816	$(111,020)	(125.0)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2022 and March 31, 2021 (unaudited and in thousands):

	As of
	March 31, 2022	March 31, 2021
Assets

Cash and cash equivalents	$12,872	$38,441
Restricted cash	1,339	1,339
Available-for-sale securities	—	73,448
Trade receivables, net of allowances	61,454	88,657
Inventories	111,190	68,085
Prepaids and other current assets	14,546	25,840
Income taxes receivable	1,998	—
Other assets – restricted, non-current	3,887	—
Total current assets	207,286	295,810
Property, plant and equipment, net	32,129	24,496
Operating lease right-of-use assets	23,620	19,108
Goodwill	24,510	—
Other intangible assets, net	9,304	9,365
Deferred income tax assets, non-current	8,760	2,144
Income taxes receivable, non-current	5,673	—
Other assets	2,763	3,307
Total assets	$314,045	$354,230

Liabilities and Shareholders' Equity

Trade payables	$53,165	$98,878
Accrued liabilities	29,386	19,627
Operating lease liabilities, current portion	4,494	3,384
Finance lease liabilities, current portion	119	—
Warranty obligations, current portion	4,968	7,243
Income taxes payable, current portion	839	5,709
Debt payable, current portion, net of unamortized debt issuance costs	2,243	3,000
Total current liabilities	95,214	137,841
Operating lease liabilities, non-current	20,926	17,875
Finance lease liabilities, non-current	395	—
Warranty obligations, non-current	1,248	1,408
Income taxes payable, non-current	4,029	3,657
Other non-current liabilities	1,071	607
Debt payable, non-current, net of unamortized debt issuance costs	27,113	10,297
Shareholders' equity	164,049	182,545
Total liabilities and shareholders' equity	$314,045	$354,230

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis. Adjusted operating expenses and Adjusted operating (loss) income excludes the non-cash charges related to the disposal group held-for-sale of Octane Fitness®, legal settlements and acquisition and other related costs. We believe that the adjustment of these charges and any associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. We may periodically incur charges or receive payments in connection with litigation settlements. We exclude these charges and legal settlements from non-GAAP when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results. We exclude certain expense items resulting from acquisitions, such as legal, accounting and advisory fees, deferred compensation and retention expense. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to loss on disposal group, stock-based compensation expense, legal settlements, other expenses, net, and acquisition and other related costs. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. We exclude other expenses, net that are the result of factors and can vary significantly from one period to the next, we believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. We believe that the adjustment of this charge, which is inconsistent in amount and frequency, supplements the EBITDA information with a measure that can be used to assess the sustainability of our operating performance.

We do not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and twelve-month periods ended March 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended March 31,		Twelve-Months Ended March 31,
	2022	2021	2022	2021
Operating expenses	$42,902	$39,383	$173,773	$154,219
Loss on disposal group(1)	—	—	—	(20,668)
Legal settlement	—	—	(4,665)	—
Acquisition and other related costs	(770)	—	(2,448)	—
Adjusted operating expenses	$42,132	$39,383	$166,660	$133,551

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating (loss) income for the three and twelve-month periods ended March 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended March 31,		Twelve-Months Ended March 31,
	2022	2021	2022	2021
Operating (loss) income	$(21,919)	$39,708	$(25,316)	$118,077
Loss on disposal group(1)	—	—	—	20,668
Legal settlement	—	—	4,665	—
Acquisition and other related costs	770	—	2,448	—
Adjusted operating (loss) income	$(21,149)	$39,708	$(18,203)	$138,745

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and twelve-month periods ended March 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended March 31,		Twelve-Months Ended March 31,
	2022	2021	2022	2021
(Loss) income from continuing operations	$(18,198)	$30,581	$(22,204)	$88,816
Other expense, net	984	1,532	2,914	6,022
Income tax (benefit) expense from continuing operations	(4,705)	7,595	(6,026)	23,239
Depreciation and amortization	2,628	2,017	8,615	8,655
Loss on disposal group(1)	—	—	—	20,668
Stock-based compensation expense	1,651	1,172	6,262	4,342
Legal settlement	—	—	4,665	—
Acquisition and other related costs	770	—	2,448	—
Adjusted (loss) earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(16,870)	$42,897	$(3,326)	$151,742

(1) Loss on disposal group
In accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group was structured as a sale of the subsidiary shares and we elected to classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.